Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript TDW - Q2 2012 Tidewater Inc Earnings Conference Call Event Date/Time: Nov 02, 2011 / 02:00PM GMT

CORPORATE PARTICIPANTS

Joe Bennett

Tidewater Inc. - EVP, Chief IR Officer

Dean Taylor

Tidewater Inc. - Chairman, President and CEO

Quinn Fanning

Tidewater Inc. - EVP, CFO

Jeff Platt

Tidewater Inc. - COO

CONFERENCE CALL PARTICIPANTS

Dave Wilson

Howard Weil Incorporated - Analyst

Veny Aleksandrov

Pritchard Capital - Analyst

David Duong

Clarkson Capital - Analyst

Jud Bailey

Jefferies & Company - Analyst

PRESENTATION

Operator

Good morning. My name is Marcy, and I will be your conference operator today. At this time, I would like to welcome everyone to the fiscal 2012 second quarter earnings conference call. All lines are placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions) Thank you, Mr. Bennett. You may begin your conference.

Joe Bennett - Tidewater Inc. - EVP, Chief IR Officer

Thank you, Marcy. Good morning, everyone, and welcome to Tidewater’s fiscal 2012 second quarter earnings results conference call for the period ended September 30, 2011. I’m Joe Bennett, Tidewater’s Executive Vice-President and Chief Investor Relations Officer. With me this morning on the call are our Chairman, President, and CEO, Dean Taylor; Jeff Platt, Chief Operating Officer; Quinn Fanning, Executive Vice-President and CFO; and Bruce Lundstrom, our Executive Vice-President, General Counsel, and Secretary. We will follow our usual conference call format. After the formalities, I will turn the call over to Dean for his initial comments, to be followed by Quinn’s review of the financial details for the quarter. Dean will then provide some wrap-up comments before we open the call for questions.

During today’s conference call, Dean, Quinn, I, and other Tidewater management may make certain comments that are forward-looking statements and not statements of historical fact. I know that you understand that there are risks, uncertainties, and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comment we may make during today’s conference call. Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the risk factors section of Tidewater’s most recent Form 10-K. With that, I’ll turn the call over to Dean.

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Thank you, Joe. Good morning, everyone. Earlier today, we reported a fully-diluted loss per share for our second fiscal quarter of $0.09 inclusive of a non-cash goodwill impairment charge of $30.9 million, $22.1 million after tax, or $0.43 per share. This goodwill impairment charge resulted from the Company’s decision to change its reportable segments during the September 2011 quarter. Quinn will provide more details regarding the change in segment reporting and the resulting goodwill impairment charge in just a minute.

We’ve revamped our reporting disclosure to provide you greater detail about our operations by four geographical regions rather than our historical presentation of only two regions. This additional information should provide you greater visibility into the performance of our global operations. Exclusive of the goodwill impairment charge, current quarter fully-diluted earnings per share was $0.34 per share compared to $0.38 in the year ago quarter and $0.48 reported for our June 2011 quarter. Last year’s quarter did include a $0.09 charge for settlement of an FCPA investigation.

In our past two quarterly earnings calls, we have commented that we were increasingly confident that we were close to the bottom of the industry cycle. In fact, on our last call, we stated that based on that quarter’s results, that we believed we had hit bottom for the cycle. I also cautioned, though, that the recovery may not be V-shaped. Rather, we believe that the second half of our fiscal year would be better than the first half, recognizing that we could still experience some unforeseen challenges in the near term. Our second quarter reflects some of those challenges. We also felt last quarter that the head winds we had been sailing into were slowly shifting to tail winds. We still believe that to be the case today. We believe we are bouncing along the bottom and expect that over the next several quarters, the improving fundamentals we see for the offshore industry will translate into improved operating results for Tidewater. This prognosis is consistent with our views expressed for more than a year. Improved results would not probably occur until the second half of fiscal 2012 at the earliest. We continue to believe that will be the case.

As we stated in our pre-announcement of September 22, and as Quinn will detail, our reported results did not match the guidance of our prior conference call in regards to certain line items. The misses did not reflect the deterioration in the market environment that we had anticipated, but rather specific situations related primarily to contract startups in Saudi Arabia and Australia. Our press release this morning includes an update on the Saudi Aramco work, and Quinn will provide additional color in just a second on these matters.

Before I turn the call over to Quinn, let me comment that we had another solid quarter of safety performance. There were no lost time accidents in the quarter, and our total reportable incident rate for the fiscal year to date is 0.13 per 200,000 man hours, matching our previous safety record performance achieved in 2010. Equally noteworthy is that we are now, touch wood, well into our fiscal year with no loss time accidents, an objective we work hard to achieve every day. Operating safely continues to be one of our top priorities in deed as well as in speech.

I note we were challenged again recently when one of our vessels in Nigeria was unlawfully boarded by pirates and our vessel captain kidnapped. We are thankful that the captain was safely returned to his family within a few days. The incident reminds us though that we and others that support the offshore energy business need to remain vigilant.

Now let me turn the call over to Quinn to review the financial details for the quarter. I will then return to discuss our outlook for the market and our business strategy. Quinn?

Quinn Fanning - Tidewater Inc. - EVP, CFO

Thank you, Dean. Good morning, everyone. As Dean indicated, you will see from our earnings press release that beginning in the September quarter, our International and United States reporting segments were changed to form four new operating segments - Americas, which will include the historic US segment, which has been a relatively small part of our business in recent years, particularly post- Macondo, together with our Brazil, Mexico, and Trinidad operations; Asia/Pacific, which includes our Southeast Asia and Australian businesses; Middle East/North Africa or MENA, which includes operations in the Mediterranean Sea and the Arabian Gulf; and, finally Sub-Saharan Africa and Europe, which includes our large West African operation, our growing business off the East African coast, and our typically small North Sea operation.

Additional information will be included in our quarterly filing on Form 10-Q that we expect to file through the EDGAR filing service sometime before the close of business on Friday. Turning to financial results as of and for the three-month period ended September 30, 2011, as usual, I will provide a recap of the quarter just completed, offer a few perspectives on what’s driving financial results and then provide our near- to intermediate-term outlook. I will conclude my remarks with review of capital commitments and available liquidity.

As Dean noted in his introductory remarks, excluding an estimated non-cash goodwill impairment charge of $22.1 million after tax or $0.43 per share, we reported diluted earnings per common share of $0.34 in the September quarter versus diluted earnings per common share of $0.48 in the June quarter.

For your period-to-period comparisons, I will highlight just a few items, a number of which were also addressed in our September 22 press release.

First, in regards to the quarterly revenue trend, recall that the June quarter included approximately $2 million of revenue related to retroactive rate increases that had the effect of deferring the recognition of revenue from the fourth quarter of fiscal 2011 to the first quarter of fiscal 2012.

As adjusted, vessel revenue for the June quarter was approximately $251 million. Vessel revenue for the September quarter was a bit over $248 million.

On an adjusted basis, vessel revenue was therefore off about 1% quarter over quarter. This was a disappointing outcome for the quarter relative to our expectations at the time of our August 4th earnings conference call, but it’s also consistent with the updated guidance that was given in September.

Revenue that was not realized in the September quarter, at least relative to our August expectations, largely relates to project delays referenced in both our updated guidance in September and again in this morning’s earnings press release.

In regards to the Saudi Aramco projects, we have what we believe to be the basis for a mutually acceptable resolution with Aramco of the previously disclosed performance standards issues that were identified with respect to nine newbuild vessels that were previously committed to multi-year charters.

One vessel is now on hire with Aramco, and we ultimately expect to have five vessels of the original nine-vessel package on multi-year contracts. Tidewater and Aramco have also agreed to a front running arrangement whereby currently available Tidewater equipment will act as substitute vessels for a number of the new build vessels that have not yet been delivered. We expect that this arrangement will allow us to get five vessels on charter sooner than our anticipated newbuild delivery schedule would have otherwise allowed.

As to financial impact in the September quarter, the Aramco situation accounts for about $3 million in unrealized revenue as well as elevated costs in the new Middle East/North Africa segment.

Prospectively, our agreement with Aramco regarding what we now expect to be a five-vessel package includes day rate discounts for a period of time, which we believe will total about $1.5 million to $2 million. Concessions with respect to these five vessels will be recognized as lower than originally anticipated vessel revenue, spread over the next several quarters.

As noted in this morning’s press release, Saudi Aramco has reserved rights in regards to additional potential remedies for the four vessels that it declined to accept, but we are hopeful, that in due course, we will also reach a positive resolution on these four vessel contracts. Most importantly, we are pleased to reach a mutually satisfactory arrangement on the five vessels, and our primary focus now is building upon the recent constructive dialogue with Aramco and growing our business with this very important customer.

In regards to the other projects referenced in our September 22 press release, as Dean noted, project startup delays were most impactful in Australia, which falls within our new Asia/Pacific segment. Relative to expectations in August, the September quarter came up about $6 million short in vessel revenue.

As noted in the September release, we generally expect these projects to commence in the December quarter, and this remains our expectation today. In fact, a couple of these vessels are now on-hire, and a couple of additional large, but currently idle vessels in Australia should commence term charters within the next couple of weeks.

To recap, delays in getting vessels on charter with Aramco and other project delays which were largely in Australia, collectively resulted in an estimated $9 million revenue miss for the September quarter. This revenue shortfall is a bit higher than the estimated range that was incorporated in our updated guidance released in September.

Second, at $161 million, actual vessel operating costs were reasonably consistent with our revised guidance, and we are up about $9 million quarter-over-quarter. The quarter-over-quarter trend in opex largely reflects higher repair and maintenance expense and higher fuel costs.

Higher repair and maintenance costs were largely anticipated in August based on our regulatory drydocking schedule. Fuel costs, however, were higher than expectations, in part reflecting the previously referenced unanticipated downtime as project startups in Asia/Pacific unexpectedly slipped to the right.

As many of you know, mobilizations, including mobes related to new vessel deliveries and fleet re-positioning, have also contributed to elevated fuel costs in recent quarters. While we expect that fuel costs may taper off a bit in the December quarter as a result of improved utilization of vessels already in the fleet and fewer scheduled vessel transfers, fuel costs will likely remain high by historical standards at least for a few more quarters given a heavy new delivery schedule new vessel delivery schedule, excuse me. For reference, we initiated eight mobes unrelated to new vessel deliveries in the September quarter and averaged a bit over fourteen vessel transfers in the prior four quarters.

Third, gains on asset dispositions, net at approximately $9.5 million reflect a good catch-up quarter in vessel dispositions. With a good quarter now under our belt, average quarterly gains on dispositions, net, for fiscal 2012 is about $5.5 million through two quarters. This pace is reasonably consistent with what we have seen historically.

Fourth, at approximately $38 million, G&A was relatively flat quarter- over-quarter and at the low end of revised guidance, largely reflecting the offsetting effects of higher professional and staff costs, on the one hand, and the normal quarterly revaluation of equity-linked incentive awards using a lower stock price on the other hand.

As to the estimated goodwill impairment charge, this is a non-cash charge equal to 10% of our total pre-charge goodwill of $329 million and was largely a knock-on effect of our change in reportable segments in the September quarter rather than the result of a material change in our fundamental outlook. In particular, as we move from one large International segment to the four smaller segments, to some extent, we lose the portfolio effect, whereby high and low values relative to carrying values are offsetting. To whatever extent this historic dynamic could be viewed as a positive, we believe that its loss is more than offset by the better visibility that investors will have into our business and operating trends as a result of the new four segment presentation.

For background, like many companies, we test goodwill for impairment annually at the reporting unit level and we utilize a two-step method for evaluating goodwill for impairment as provided for in the current accounting literature.

Our normal course goodwill impairment test was prepared at December 31, 2010, and we determined that we had no impairment at that time. We also performed an interim goodwill impairment assessment prior to changing our reportable segments using September 30, 2011 carrying values and we again determined there was no goodwill impairment. With the more granular presentation of four reportable segments we have decided to utilize on a go-forward basis, the MENA segment failed step one of our goodwill impairment analysis, and this is the basis for our charge in the September quarter. In the December quarter, we will complete the step two analyses prescribed by ASC 350 and make any appropriate adjustments at that time.

Hopefully, the items referenced in our updated guidance and further detailed here, together with background on the non-cash impairment charge will, allow you reconcile actual results for the September quarter to the results that we expected when we provided our original guidance in August.

To bridge the June and September quarters, it might be helpful to note a couple of additional items.

Number 1, the impact of the one-day longer quarter was higher revenue of about $2.8 million, and foreign exchange movements provided a modest benefit as well.

Number 2, the incremental revenue contribution of three vessels delivered in the June quarter and five vessels delivered in the September quarter was less than $1 million, largely reflecting the fact that many of the vessels delivered in the June and September quarters were impacted by the previously referenced project delays.

Number 3, this revenue benefit of these two items was offset by approximately $4 million in incremental lost revenue from vessels in drydock during the September quarter and approximately $3 million of lost revenue from previously active vessels that were either stacked or sold in the September quarter and finally, downtime related to vessel mobilizations.

Number 4, the remaining approximate $2.5 million delta, in this case a negative number, is the impact of quarter-over-quarter changes in day rates and utilization for the active fleet. Much of this is detailed in our press release and filing, but the basic story from our perspective is that day rates are generally moving in the right direction. While overall utilization of the active fleet is off a bit quarter-over-quarter, it is largely for reasons that relate more to specific project delays than it does to any identifiable market trend.

In regards to overall fleet count, day rate and utilization trends, our active fleet averaged 260 vessels in the quarter, which is down two vessels quarter-over-quarter.

Average active new vessels were up four vessels quarter-over-quarter to 198 vessels.

Average active older vessels were down six vessels quarter-over-quarter to 62 vessels.

As to relative financial contribution, 85% of vessel revenue and 92% of vessel-level operating margin was generated by vessels added to the Tidewater fleet since we began our fleet renewal and expansion program in 2000.

At September 30, the stacked fleet totaled 78 vessels and was down 20 vessels quarter-over-quarter reflecting just three vessels going to stack in the September quarter and 23 vessel dispositions from the previously stacked fleet. Total vessel dispositions in the September quarter were 28 vessels, including 15 vessels sold to scrappers and 13 third-party sales. Over and above the 23 vessel dispositions from the previously stacked fleet, we had two dispositions of vessels previously withdrawn from service and held for sale, and three sales of older vessels that were still within the active fleet.

Overall day rates at $12,771 a day, were up about 2% quarter-over-quarter; reported utilization for the fleet, which includes the drag associated with stacked vessels was off 1.3% to 60.2%.

Utilization for the active fleet, (i.e., excluding stacked vessels) was 81% for the September quarter and down about three percentage points quarter-over-quarter, again impacted by project delays already discussed.

For the non-deepwater towing supply and supply class, day rates were up about 3% quarter over quarter to $12,519 a day, and reported utilization was down about 2 percentage points quarter-over-quarter to about 49%.

Deepwater day rates were also off about 3% quarter-over-quarter to $21,338 a day. Utilization was up about 3.5 percentage points quarter-over-quarter to 79%.

Within the deepwater vessel class, as expected, utilization for our 11 newer plus 10,000 brake-horsepower anchor handlers was up eight percentage points quarter-over-quarter to about 77%. Utilization of our 49 newer deepwater PSVs was about 86% in the September quarter, which is up about two percentage points quarter-over-quarter. Average day rates for the deepwater anchor handlers at $28,000 a day were down a bit quarter-over-quarter, largely reflecting the mix of vessels working. Day rates for the deepwater PSVs at about $20,000 a day, were relatively flat quarter-over-quarter, but rates seem to be trending positively at present.

Turning to our four geographic segments, Americas, Asia/Pacific, MENA, and Sub-Saharan Africa and Europe, respectively, contributed 33%, 12%, 10%, and 45% of vessel revenue and 34%, 5%, 7%, and 54% of vessel level operating margin. In percentage terms, vessel level margin for Americas, Asia/Pac, MENA, and Sub-Saharan Africa and Europe were approximately 36%, 15%, 23%, and 42%, respectively. Overall vessel-level margin was about 35%.

Relatively weaker results in Asia-Pac and MENA largely reflect the previously referenced project start-up delays. In particular, reported vessel utilization in Asia/Pac and MENA was 43% and 57% respectively, and utilization was down quarter-over-quarter by about eight percentage points and by about four percentage points respectively. Asia/Pac and MENA also had a relatively heavier dry-dock schedule in 2Q than did the other two segments. As previously noted, Asia/Pac was also burdened by higher fuel costs due to unscheduled downtime, and the MENA region had higher than expected fuel, supplies, and other costs largely due to mobilizations to Saudi Arabia, pre-charter provisioning, and other efforts to get on higher.

Utilization for Americas and Sub-Saharan Africa and Europe was about 57% and about 69% respectively. Americas utilization was up a couple of percentage points quarter-over-quarter, and Africa and Europe were relatively flat quarter-over-quarter.

With the exception of Asia/Pac where we had a number of large vessels off- hire, reported day rates were generally up quarter-over-quarter.

Wrapping up 2Q results, I will note that the overall trend in rates is probably more indicative of business health and likely future financial performance than are the absolute rates in one segment or another. As you might guess, our equipment mix in one region is typically very different than our mix in another region. This is why we provide operating information based on both geography and asset class.

Now, turning to outlook, improving industry fundamentals and new vessel deliveries will likely be the key drivers of near -to intermediate-term financial results. As I noted on our first quarter earnings conference call in August, the financial impact of new deliveries is generally neutral-to-negative for a quarter or two due to the cost and time that is required to get a newly delivered vessel onto its first job.

Recent results notwithstanding, our recent experience in securing work for new equipment is trending positive. We are also confident that we have added to Tidewater’s future revenue and earnings capacity as we have continued to add new higher specification vessels to the Tidewater fleet. In particular, we have taken delivery of 50 new vessels over the two-year period ended September 30, 2011. We expect to take delivery of

16 additional new vessels in the December quarter, including three deepwater PSVs and 13 shallow- to mid-water anchor handling and towing supply vessels.

At present, we expect to take delivery of an additional 4 vessels in the March quarter.

Offsetting the contribution from new vessel deliveries, as was the case in the September quarter, we only expect to stack a handful of vessels in the December quarter.

More than new vessel deliveries and stacking activity, the trend for vessel revenue going into the December quarter will largely be driven by the ultimate start dates for the five vessels that we expect to go onhire with Aramco and the previously referenced projects in Australia. At present, our sense is that we are moving in a positive direction on both fronts and that these two items will be less of a drag on the December quarter than was the case in the September quarter.

As always, unscheduled downtime is the wild card in any quarterly forecast.

With these two caveats, we expect that Tidewater’s quarter-over-quarter revenue progression will be positive for the December quarter. The December quarter’s results for Tidewater and other OSV operators will likely provide us and the equity market with a clear indication of the intermediate-term outlook.

As of today, internal estimates peg the December quarter’s vessel revenue somewhere between $260 million and $270 million.

In regards to opex, we presently anticipate modestly lower drydocking costs in 3Q, so absent emergency repairs or a decision to accelerate dry docks, repair and maintenance cost should be down a bit quarter-over-quarter. The timing of 16 scheduled new vessel deliveries (and cost associated with mobilizations and provisioning for such vessels first jobs), however, likely create the greatest uncertainty in regards to our 3Q operating expense outlook.

While we expect operating expense in the December quarter to be reasonably flat relative to the September quarter, uncertainty related to new vessel deliveries in the December quarter leads us to a view that opex will fall within a range of $160 million to $165 million.

Like vessel revenue, our sense is that vessel-level margins are also trending up, but near-term uncertainty in regards to both revenue and costs makes a precise forecast in regards to margins somewhat challenging, if not a fool’s errand. Our best sense today is that vessel- level margins in the December quarter will fall somewhere in the range of 35% to 40%.

For modeling purposes, a reasonable estimate for General and Administrative expenses is plus or minus $40 million per quarter for the remainder of fiscal 2012.

Finally, our estimated effective tax rate for fiscal 2012 including discrete items through 2Q is 28.5%. As always, the geographic mix of pre-tax earnings and margin trends can cause the tax rate to be volatile on a quarter-to-quarter basis, but 28.5% is the best estimate we have today.

Turning to the balance sheet, capital commitments and available liquidity.

Cash flow from operations for the first six months of the fiscal year was about $87 million versus about $153 million for the same period in fiscal 2011.

CapEx and proceeds from asset dispositions for the first six months of fiscal 2012 were approximately $155 million and approximately $25 million, respectively.

New vessel commitments in the September quarter totaled less than $25 million and included four vessel construction projects and one vessel purchase commitment.

In total, unfunded vessel commitments at September 30 approximated about $503 million, including 28 vessel construction projects and 12 vessel purchase commitments.

CapEx in the December quarter is expected to be about $211 million based on September 30 commitments.

CapEx for the March quarter, again based on commitments at September 30, will approximate $95 million.

Total debt at September 30 was $825 million, and cash at 9/30 was about $300 million. As a result, net debt at quarter end was about $525 million, and net debt to net book capital at 9/30 was about 17%.

We have no debt maturities in fiscal 2012 beyond the $40 million that was paid in July.

Total liquidity at 9/30, including availability under committed bank facilities, was approximately $875 million, so we remain very well positioned to act upon attractive investment opportunities.

And with that, I will turn the call back to Dean.

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Thank you, Quinn. Recovery from the cyclical bottom is usually not a smooth one. Trends, however, are positive. Oil prices remain conducive to investment, and our sense is that our customers are both more optimistic about their long-term futures and more willing to initiate additional offshore projects. Working rig count has improved during the last quarter by approximately 50 rigs worldwide, including both floaters and jack-ups. We see positive trends across several geographies. Like many of you, we’ve also noted the recent orders of new drilling rigs to meet customer needs, and we view this as a further positive sign as to long-term industry fundamentals.

Setting aside the vessel contracts previously discussed that have experienced startup delays, it would appear the general industry momentum is beginning to build. That should equate to further improvements in our fleet utilization rate and eventually in our day rates, too. Bidding activity is up. In this context, we have not seen any reason to change our view that our revenues should begin to grow as we move into the latter part of this fiscal year and next year. One reason, as Quinn highlighted, is a large number of new Tidewater vessels due to enter service in the December quarter and the positive impact these vessel deliveries should have on revenue in the March quarter and beyond. The pace of revenue growth should accelerate as offshore exploration and development activity improves and we are able to upwardly adjust day rates.

Revenue growth is but half the equation. We also need to control our operating cost to ensure that our revenue gains are translated to the bottom line.

In conclusion, we believe our cash flow is on the upswing. Additionally, we have enhanced our financial flexibility by opportunistically raising capital on attractive terms. Low leverage and ample liquidity should provide us with the necessary financial flexibility to continue to act on attractive investment opportunities that, consistent with the 50 plus vessels acquired or committed to build over the past 27 months, will not only grow earnings for our shareholders but also enhance the depth of service we can provide our customer. With that said, we will continue to evaluate the investment in new equipment relative to other alternatives, including returning capital to our shareholders.

We are now ready for your questions. Marcy?

QUESTION AND ANSWER

Operator

(Operator Instructions) And your first question comes from the line of Dave Wilson with Howard Weil.

Dave Wilson - Howard Weil Incorporated - Analyst

Good morning, gentlemen. I wanted to ask a question regarding the Saudi resolution, the four vessels that are being redeployed. Are those vessels flagged such they can be redeployed to the Gulf of Mexico? And I guess related follow-up there is given the slow and steady recovery in the Gulf of Mexico, do you see any opportunity to redeploy vessels into the Gulf of Mexico? I know it’s been a smaller part of your business, but wanted to see how many boats you have there now, as well as, how many you could possibly recall to the Gulf if the demand is there.

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Dave, the four vessels that will redeploy from Saudi Aramco are not US flagged, therefore cannot come to the US Gulf. Jeff will answer some of your question.

Jeff Platt - Tidewater Inc. - COO

Okay. Dave, the vessels with Saudi, too, they are of a class that really wouldn’t have a great application here in the Gulf anyway. Here in the Gulf, rig movements are usually done to jack-ups by tugs, and these are not AHTs. Those are AHTSs for Aramco.

We are looking. There are some opportunities here in the Gulf. We do have, over the years, we have deployed some larger new PSVs internationally that were US flagged. And we are looking at trying to fulfill some opportunities back here. But quite honestly, those boats are also doing quite well internationally, and we were having difficulty freeing that equipment up.

Dave Wilson - Howard Weil Incorporated - Analyst

Okay. So, you are seeing some demand here. It’s just a matter of freeing up the equipment to get it back here.

Jeff Platt - Tidewater Inc. - COO

Absolutely. The operators here domestically, I think, are seeing a little bit of light at the end of the tunnel on the permitting side. There’s optimism that the market will continue to rebound from Macondo, and quite honestly, over the last year and a half with the decrease in the activity here, operators have moved equipment out. So right now, vessels in the Gulf of Mexico and other places, primarily large PSVs, it’s a very tight market.

Dave Wilson - Howard Weil Incorporated - Analyst

Okay. Thanks. And then switching gears. Quinn, on the Saudi contract, with regards to the $1.5 million to $2 million discount related to the late delivery, I wanted to gauge how big that discount was to the original contract, or I guess more precisely, that portion of the contract that covers these five vessels. Is that a big discount or small discount on a relative basis?

Quinn Fanning - Tidewater Inc. - EVP, CFO

Jeff is probably closest to it, so he’s probably best to answer it.

Jeff Platt - Tidewater Inc. - COO

And Dave, the discount is really figured by the number of days late from the contracted delivery date, and there is a couple of components to that. The numbers that Quinn will give you, that range, that’s the end all cumulative that we estimate for the entire package at this point.

And again, It’s about a 10% discount on the day rate on the five vessels. But there is another component that can kick — that is included in that that’s a little bit higher. But overall, it’s about a 10% reduction that we would be working off over the next two quarters.

Dave Wilson - Howard Weil Incorporated - Analyst

Thanks for that. And then finally just one more if I could. Dean, I wanted to gauge your thinking, or change therein, as we are going through a rough patch, as far as, generating acceptable levels of return versus cost to capital. What do you think — do you think it still makes sense to add capacity, i.e. use that capital to add to the fleet, or maybe use that capital in other ways such as increased dividends or share buyback? Just checking if your priority on the use of capital has changed.

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

As I noted on my remarks, Dave, we are certainly reviewing our alternatives. We don’t want to tip our hand too far, but I think as our share prices move down, certainly the share prices become more attractive in terms of the range of alternatives. But, you know the window for available equipment is still open. Some of those prices have come down as well.

We’ve run some numbers on what’s a more attractive use of our capital, but you know we still believe in the business. But let me emphasize that the outlook we think is improving, and we believe — we would not have invested all of this money in new equipment if we didn’t think it was going to generate more than acceptable returns for our share holders.

So in that sense, our outlook hasn’t changed as our stock moves up and down. I mean, on an opportunistic basis, it makes it maybe perhaps more attractive at times. We think our stock prices are attractive even when it’s not in a dip. We think that the business is a good one. We think that investment we have made in people and equipment is going to pay off big time.

What quarter – we’ve said frequently, we’re not sure in what quarter that’s going to start to turn, but I did say in the last call, I do think that we hit bottom, and I stand by that. I think we’ve hit bottom. I think we will look back and we’ll look at the quarter and we’ll say, you know, that was it.

Can events pop up that would change that? Absolutely. But you look at the returns that we generated with a not-so-new fleet back in the 2005 to 2009 time period, I think the returns that we will eventually provide our share holders with this new fleet in which we made such significant investment are going to be really, really positive. I know that doesn’t specifically answer your question, but that’s our outlook.

Dave Wilson - Howard Weil Incorporated - Analyst

Dean, I appreciate the update there. And gentlemen, I appreciate your time, and I am going to turn the call back over.

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Thank you, Dave.

Operator

Your next question comes from Veny Aleksandrov with Pritchard Capital.

Veny Aleksandrov - Pritchard Capital - Analyst

Good morning, gentlemen. Good morning, Veny My first question is on the four vessels that are not going to go to Saudi. We already heard that they are not going to be able to operate in the Gulf. When exactly are they expected to come out of the shipyards, and where are you marketing these vessels geographically?

Jeff Platt - Tidewater Inc. - COO

Veny, if I understand your question, you are saying the four vessels that will not be going to the Aramco? Right. Those vessels were already in the Tidewater fleet. They have been delivered.

They will be redeployed most likely in our Middle East operation or potentially coming over to West Africa. But we really feel confident they will remain in the Middle East. And they currently are being used as front runners for the other vessels going on to Saudi.

Veny Aleksandrov - Pritchard Capital - Analyst

Okay, thank you. And my second question is the deepwater vessels in the Americas, the day rates has declined September over June by 6%. Can you give us any details?

Jeff Platt - Tidewater Inc. - COO

We have one vessel that’s here in the Gulf of Mexico. It’s a mid-level anchor handler. But the day rates and utilization on that boat are quite dramatic, so that one vessel can actually skew those numbers, and that’s what you are seeing is the utilization. When that boat works, it works at a very high day rate. That’s what causes the swing.

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

It’s a towing supply anchor handling vessel, and it typically works very much on a spot basis. The platform supply vessels are more on a term basis, and we would say that there has been no deterioration in those rate levels.

Veny Aleksandrov - Pritchard Capital - Analyst

Thank you so much. Then lastly, the four vessels that might substitute the new builds going to Saudi, where are they coming from? Do you have them available close by, or are we going to see mobilization costs?

Jeff Platt - Tidewater Inc. - COO

They are actually in the Middle East region for us now, and in fact we are — one of the vessels that Quinn had referenced earlier is on contract — has gone on contract. The others are currently in the stage of inspection by Aramco.

So, we were hopeful they will be coming on contract in a very short amount of time. They were built in the Far East, and they are newer equipment, too. They have been delivered over the last probably 6 months.

Veny Aleksandrov - Pritchard Capital - Analyst

Thank you. I appreciate it.

Jeff Platt - Tidewater Inc. - COO

Thank you.

Operator

Your next question comes from the line of Todd Scholl with Clarkson Capital.

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Hello Todd.

David Duong - Clarkson Capital - Analyst

Good morning. This is actually David Duong. I’m filling in for Todd.

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Hi, David.

David Duong - Clarkson Capital - Analyst

Quick one. Last quarter you mentioned that your Sonatide JV is good until the end of the year. Has there been any progress on that with respect to extending it?

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Jeff is eyelid deep in those negotiations. Jeff, why don’t you go ahead and provide an update.

Jeff Platt - Tidewater Inc. - COO

Since the last conference call, we’ve had a board meeting with our partner, and I think very constructive. Both sides are working very hard to come to the new structure, and we remain very confident that that’s going to happen.

David Duong - Clarkson Capital - Analyst

Okay. And then another quick one here. You mentioned that the Americas day rate decline was mostly due to that one vessel in the Gulf of Mexico, but we know that costs are rising in Brazil. Are you able to push day rates higher to the point where you are expanding margins, or are you just maintaining?

Jeff Platt - Tidewater Inc. - COO

Brazil is a tough place. It’s not a tough place just for Tidewater. It’s a tough place for everyone operating down there. We certainly evaluate on a contract by contract basis.

Yes, we try to push the rates, and also, we look at potentially redeploying vessels outside of Brazil, and that’s certainly a potential for us to go to better markets, better markets meaning profitability at the end of the day. Brazil is a very difficult place with respect to, labor costs are high. The tax regime in Brazil is challenging. And customs also is tied into that. So, David, it’s difficult for Tidewater, as well as everyone down there. Easy to make revenue, hard to make profits.

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

David, I will amplify that a little bit. In the last year or so, we have not signed up many vessels to what we consider long-term contracts at — what I should say, long-term contracts at what we consider to be marginal rates. We’ve actually bid high on some bids.

We’ve lost some bids because we did bid high. We have not locked ourselves into long-term contracts in Brazil at rates that we think a couple of years from now are not going to look very good. So, we have been very careful in that respect.

David Duong - Clarkson Capital - Analyst

Okay. I guess as you consider taking some of these vessels out of Brazil, where would you be looking to put them?

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Well, West Africa, Southeast Asia, the North Sea. There are other markets other than Brazil. Mexico, we think, could be a potential place for some of those vessels. It’s not as though Brazil is the only market for that equipment.

David Duong - Clarkson Capital - Analyst

Okay. Great. That’s all I’ve got. Thank you.

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Thank you.

Operator

Your next question comes from Jud Bailey with Jefferies and Company.

Jud Bailey - Jefferies & Company - Analyst

Good morning, guys. Two quick questions. Dean, could you talk a little bit more maybe about the Saudi market and kind of what you are seeing there, and just expand upon your efforts to get into that market and what you see the long-term potential being there?

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Long-term potential should be good. And you know, I think the tendency is for people to view our hiccup with Saudi Aramco in shades of black rather than grey or white. One of the outcomes that we are hopeful that results from this endeavor in Saudi Aramco is that we actually solidify our relationship with senior Aramco personnel. That’s still a work in progress, and it’s possible that we don’t.

But, our objective, certainly, is to solidify our relationship with Saudi Aramco — senior of Saudi Aramco personnel. Now, there’s still going to be a lot of bidding activity there, and we have to have our prices right, and we’ve got to have the right equipment. But on the whole, we are optimistic about our entry into Saudi Aramco. We’ve got some egg on our face in terms of the initial 9-vessel package. Four of the vessels will not start as we had envisioned. But on the whole, I think that the work in Saudi Aramco will increase. And I think that we are well positioned to take advantage of that. Now, we’ve got to get the right vessels in the right spots at the right rates, yes, indeed we do. But we think we are fully capable of doing that.

Jud Bailey - Jefferies & Company - Analyst

And mistake me if I’m wrong, but are most of the vessel companies there local companies? Or are there other Norwegian- or US-based companies there already? Or are you one of the first ones?

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Well, we aren’t one of the first ones, but we are one of the few non-local Companies in the region. That doesn’t mean that some other companies couldn’t try to get in. But, so far, we are one of the few non-regional players in the region.

Jud Bailey - Jefferies & Company - Analyst

Okay. And my follow-up is, and this is more for Quinn, and you may have mentioned this, but I just missed it in your comments. You have 16 vessels being delivered in the December quarter. Quinn, did you give any revenue number for what that contribution could be during the quarter, the increase from those vessels being delivered?

Quinn Fanning - Tidewater Inc. - EVP, CFO

I didn’t. But as we have discussed on previous calls, the contribution, either in terms of revenue or margin, at least in the first quarter of delivery, is typically neutral at best. We have some mobilizations typically and provisioning costs and very little revenue in a first quarter on average.

So we wouldn’t expect that you get a big contribution from those 16 vessels, but certainly the ones that were contributed in the September or the June quarter are now coming online and expected to contribute. Many of those are the vessels that have been talked about in regards to these projects, both in Saudi Arabia and in the Asia/Pac region.

Jud Bailey - Jefferies & Company - Analyst

Okay. But once those 16 vessels get on the payroll, it’s almost double what you delivered in the last two quarters, is that right? So, you should see a pretty decent revenue bump in the March quarter? Is that a fair assessment?

Quinn Fanning - Tidewater Inc. - EVP, CFO

Obviously, we would see — actually, if we get them to work as anticipated, we would see the bumps starting probably in the March quarter and beyond.

Jud Bailey - Jefferies & Company - Analyst

Okay. And then one last one. Did you guys mention, what is the term on the Saudi Aramco vessels? Did you mention that?

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

We didn’t mention, it but the term is three years plus a couple of years of options.

Jud Bailey - Jefferies & Company - Analyst

Great. I’ll turn it back. Thank you.

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

Thank you, Jud.

Operator

(Operator instructions) And, sir, there are no further questions at this time.

Dean Taylor - Tidewater Inc. - Chairman, President and CEO

We thank everyone for your participation in today’s call. We thank you for your interest in our Company, and we wish you well, and God bless you all. Thank you very much.

Operator

This concludes today’s conference call. You may now disconnect.

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